Exhibit 99.2

Certain Additional Written Information

Competitive Strengths

Market Leadership:  We are one of the leading manufacturers of musical instruments, handcrafting high-quality instruments bearing brand names recognized around the world.  Our products are used in virtually every major orchestra and by many of the world’s most renowned musicians.  While we estimate that our worldwide market share of grand pianos is nearly 10%, our share of the premium-priced segment of the market is in excess of 85%.  Similarly, our band & orchestral division enjoys a strong position in all of the markets in which we compete. We estimate that we command the number one market position in 10 of the 13 brass and woodwind categories we sell and greater than 50% market share in 5 of those 13 categories.

Broad Product Offering:  We believe our product portfolio is one of the broadest in the musical instrument industry.  We offer a full line of brass, woodwind, string and percussion instruments under 18 major brand names. In addition to our premium-priced Steinway pianos, we offer two mid-priced lines under the Boston and Essex brand names.  Each of our three piano lines includes grand and upright models in a variety of sizes and finishes, affording our dealers the full spectrum of piano prices and styles.  We have an excellent reputation with our customers for providing the highest quality musical instruments as well as unparalleled customer service.

Well-Established, Long-Standing Dealer Relationships:  Through a worldwide network of nearly 1,900 band and piano dealers, our instruments are sold to professional, amateur and student musicians as well as to orchestras and educational institutions. Our piano dealers are among the most successful dealers in the industry, thereby providing us with broad access to the end consumer and significant marketing and promotional support to further enhance our brands.

High Barriers to Entry:  In the United States, there have been no significant new entrants to the musical instrument industry due to the significant capital requirements for tooling and other production requirements inherent in the manufacture of musical instruments.  In addition, on a worldwide basis, new entrants are discouraged from entering the industry due to the brand name recognition and effective distribution systems necessary for success.  We are the largest domestic manufacturer of musical instruments and the only domestic manufacturer of high-end pianos.  We believe that our operating history, our highly regarded brand names, long-standing worldwide dealer relationships, manufacturing expertise and superior technical support provide us with advantages over new competitive entrants.

Experienced Management Team:  Our executive management team has an average of 19 years experience in the musical instrument industry and 16 years with the Company.  This experience and expertise have enabled us to establish and maintain long-term relationships with our customers and vendors.  Management currently owns approximately 12% of our outstanding equity.

Business Strategy

Our goal is to solidify our position as the leading manufacturer of musical instruments, increase profitability and remain successful by continuing to:

Maintain Steinway’s Worldwide Leadership Position:  The Steinway & Sons piano holds the leading position in the high-end acoustic grand piano market, with a market share in excess of 85%.  We maintain our leadership by employing a highly skilled workforce and using the best available materials to produce the highest quality acoustic pianos in the world.  We also provide superior sales training and technical support, and we continually refine our sales and marketing programs for the consumer and institutional markets.  In order to monitor our continued progress, we periodically review each market, rate its size and demographic potential and create plans to improve performance in those markets that are underperforming.

Exploit International Opportunities:  We believe that one of the most attractive opportunities for Steinway lies in its continued expansion into the Asian piano markets, particularly China, the largest piano market in the world.  With our three piano lines, our market share of grand piano units is currently 3% in China. In 2004, we opened a distribution and selection facility in Shanghai.  Our unit sales in China increased over 60% in the twelve months ended September 30, 2005 as compared to the prior twelve months and we expect a large portion of our long-term growth to come from this region.  In addition, we continue to expand our presence in former Eastern Bloc countries where we significantly increased sales to 130 pianos during the same period.

Historically, over 80% of our band & orchestral division’s sales have been in the United States.  We believe that the Asian and European markets present significant opportunities for growth. By focusing on these opportunities, we increased exports by approximately 20% during the twelve months ended September 30, 2005 as compared to the prior twelve months.

Optimize Global Band & Orchestral Manufacturing Strategy:  As the largest domestic manufacturer of band & orchestral instruments, we have enhanced our manufacturing strategy to incorporate sourcing from Asia to remain competitive in the global marketplace.  We began rationalizing our facilities and closed two of our U.S. manufacturing facilities, reducing our domestic manufacturing capacity by 20%.  The plant rationalization and manufacturing process optimization have resulted in improvements in our gross margins.

Develop and Enhance Band & Orchestral Product Line:  As part of our global manufacturing strategy, we have established relationships with several overseas manufacturers to produce imported entry-level student instruments to our design specifications.  We have introduced over fifty new models of band & orchestral instruments, the majority sourced from Asia, to better compete in the entry-level educational market.  These instruments are gaining acceptance, contributing to a significant increase in orders and the growth of our overall sourced products to approximately 35% of the band & orchestral segment revenue. Additionally, in August 2004 we acquired the net assets of G. Leblanc Corporation which enabled us to strengthen our existing band & orchestral product lines. These efforts are intended to ensure that we are competitive in all distribution channels and at all price points.

Grow Institutional Piano Sales:  Institutional sales have historically comprised a larger portion of sales in our overseas markets than in the United States. Over the past few years, we have increased our marketing and sales efforts on this segment of the U.S. piano market because it is not as economically sensitive as the consumer market.  The All-Steinway School program targets music schools, conservatories and universities and entices them to obtain the All-Steinway designation in order to attract the best music students to their programs. This prestigious list has grown to fifty-four institutions worldwide.  We expect this market to continue to be a source of growth for our piano division.

Pursue Strategic Acquisitions:  We have historically acquired other businesses whose operations or product lines complement our existing businesses, including UMI in 2000 and Leblanc at 2004.  We plan to seek strategic acquisitions to add products in band categories where we do not have a leading market position. We will continue to apply strict standards in evaluating all acquisition opportunities including the businesses’ leadership, customer retention probability, strategic fit, financial targets, synergies and time and costs of integration.

Summary Historical Financial and Other Data

The following summary of historical financial data is derived from our unaudited condensed consolidated financial statements as reported in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) for the nine months ended September 30, 2005 and our audited consolidated financial statements as reported in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004. In management’s opinion, the unaudited financial information discussed above includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results. The results for the nine months and twelve months ended September 30, 2005 are not necessarily indicative of results that may be expected for the entire year.

The information contained in this table should also be read in conjunction with “Capitalization,” included elsewhere in this document, and “Management’s discussion and analysis of financial condition and results of operations,” and the consolidated financial statements and accompanying notes thereto included in our filings with the Securities and Exchange Commission.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
Dollars in thousands, except ratios	2002	2003	2004	2004	2005	2005
Income Statement Data:
Net sales	$332,297	$337,220	$375,034	$268,402	$277,017	$383,649
Gross profit	97,151	92,553	109,133	76,024	79,319	112,428
Total operating expenses	65,752	69,729	74,892	53,116	55,196	76,972
Income from operations	31,399	22,824	34,241	22,908	24,123	35,456
Other income, net	(3,939)	(3,517)	(3,163)	(2,152)	(873)	(1,884)
Interest income	(1,892)	(2,175)	(2,829)	(1,740)	(2,367)	(3,456)
Interest expense	15,171	14,120	16,266	11,994	12,764	17,036
Income before income taxes	22,059	14,396	23,967	14,806	14,599	23,760
Income tax provision	7,150	4,698	8,100	5,920	5,840	8,020
Net income	$14,909	$9,698	$15,867	$8,886	$8,759	$15,740

Cash Flow Data:
Cash flows from operating activities	$28,899	$30,893	$23,873	$(7,684)	$2,478	$34,035
Cash flows from investing activities (1)	(5,600)	(5,452)	(40,720)	(38,425)	(2,203)	(4,498)
Cash flows from financing activities	(9,718)	(2,767)	1,019	18,299	(4,812)	(22,092)

Other Data:
Adjusted EBITDA (2)	$46,375	$46,302	$50,842	$35,513	$35,084	$50,413
Capital expenditures	(5,604)	(5,462)	(5,186)	(3,192)	(3,582)	(5,576)
Depreciation and amortization	11,037	10,959	11,183	8,153	8,544	11,574
As adjusted net interest expense (3)						10,575
As adjusted net debt to Adjusted EBITDA (4)						4.1x
Adjusted EBITDA to as adjusted net interest expense (3)						4.8x

	As of September 30, 2005
	Actual	As Adjusted
Balance Sheet Data:
Cash (5)	$21,012	$9,406
Adjusted working capital (6)	223,694	223,694
Total assets	468,957	458,762
Total debt (7)	215,718	214,978
Total liabilities	320,011	315,489
Stockholders’ equity (8)	148,946	143,273

(1)          Includes net cash outflows made related to the acquisition of Leblanc of $36.8 million in the year ended December 31, 2004 and $35.3 million for the nine months ended September 30, 2004.

(2)          The following table reconciles cash flows from operating activities, which we believe to be the closest GAAP liquidity measure, to Adjusted EBITDA for each of the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
Dollars in thousands	2002	2003	2004	2004	2005	2005
Cash flows from operating activities	$28,899	$30,893	$23,873	$(7,684)	$2,478	$34,035
Changes in operating assets and liabilities	(3,813)	(8,350)	1,305	25,152	14,420	(9,427)
Income taxes, net of deferred tax benefit	8,344	7,299	10,597	6,243	6,168	10,522
Net interest expense	13,279	11,945	13,437	10,254	10,397	13,580
Other	(334)	(329)	(625)	(752)	77	204
Non-recurring, infrequent or unusual cash charges (a)	—	4,844	2,255	2,300	1,544	1,499
Adjusted EBITDA	$46,375	$46,302	$50,842	$35,513	$35,084	$50,413

	(a)	Non-recurring, infrequent or unusual cash charges include the following:
•

In 2003, we incurred non-recurring charges of $4.8 million, including $1.9 million in accordance with the terms of expired labor contracts, $1.3 million impact of labor strikes and the remaining amount due to employee severance costs associated with facility rationalization.

•

In 2004, we incurred non-recurring charges of $2.2 million, comprised primarily of severance and higher costs associated with the sell through of Leblanc inventory which was written up to fair value upon acquisition.

•

For the nine months ended September 30, 2004, we incurred non-recurring charges of $2.3 million, comprised of $1.4 million in severance costs associated with the closure of one of our woodwind manufacturing facilities and $0.9 million due to the sell through of Leblanc inventory, which was written up to fair value upon acquisition.

	•	For the nine months ended September 30, 2005, we incurred non-recurring charges of $1.5 million, due to the sell through of Leblanc inventory, which was written up to fair value upon acquisition.
•

For the twelve months ended September 30, 2005, we incurred non-recurring charges of $1.8 million due to the sell through of Leblanc inventory, which was written up to fair value upon acquisition. This was partially offset by a gain of $0.3 million on the sale of property associated with plant closures.

(3)

We define net interest expense as interest expense less interest income. We derived as adjusted net interest expense by giving effect to the Refinancing as if it occurred on October 1, 2004, the beginning of the twelve-month period ended September 30, 2005. For the purposes of calculating as adjusted net interest expense we assumed an effective rate of interest on the notes being offered hereby of 7.0% and elimination of the interest expense on our existing notes.

(4)	We define net debt as total debt less cash. As adjusted net debt gives effect to the Refinancing and the December 2005 repurchase of $8.2 million of aggregate principal amount of the existing notes.

(5)	As adjusted cash gives effect to the Refinancing and the December 2005 repurchase of $8.2 million of aggregate principal amount of the existing notes at a price of 105%.

(6)

We define adjusted working capital as current assets (excluding cash and deferred tax assets) less current liabilities (excluding current portion of long term debt, current portion of pension liability, accrued interest and income and other taxes payable).

(7)

As adjusted total debt gives effect to the Refinancing and the December 2005 repurchase of $8.2 million of aggregate principal amount of the existing notes. It does not, however, give effect to the repayment of a term loan in February 2006 which had a principal outstanding balance of $18.3 million at September 30, 2005. Giving effect to such repayment of the term loans, our total debt would have been $196.7 million.

(8)

As adjusted stockholders’ equity gives effect to the write off of $2.6 million of deferred financing costs related to the existing notes, the write off of $1.4 million of unamortized bond premium related to the existing notes, the loss on extinguishment recognized for the repurchase of $8.2 million of existing notes of $0.4 million, accrued interest on the repurchased notes of $0.3 million and $7.9 million of a tender premium to redeem the existing notes. The tender premium assumes that 85% of $166.2 million of aggregate principal amount of existing notes currently outstanding are repurchased at a tender price of 104.785% and the remainder are repurchased at a price of 104.385%. Total charges to stockholders’ equity of $9.5 million are less related tax effects at an estimated 40% tax rate.

Capitalization

The following table sets forth our cash and capitalization at September 30, 2005 on an actual basis and as adjusted for the Refinancing.  You should read this table in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes, included in our filings with the Securities and Exchange Commission.

	As of September 30, 2005
	Actual	As Adjusted
	(in millions)

Cash (1)	$21.0	$9.4

Long-term debt (including current portion):
Revolving credit facility	$—	$—
Term loans	34.0	34.0
8 3/4% Senior Notes due 2011(1)	174.3	—
Unamortized bond premium (2)	1.4	—
Senior Notes offered hereby	—	175.0
Open account loans, payable on demand	6.0	6.0
Total long-term debt	215.7	215.0

Stockholders’ equity (2)	148.9	143.3

Total capitalization	$364.6	$358.3

(1)          As adjusted cash gives effect to the Refinancing and the December 2005 repurchase of $8.2 million of aggregate principal amount of the existing notes at a price of 105%.

(2)          As adjusted stockholders’ equity gives effect to the write off of $2.6 million of deferred financing costs related to the existing notes, the write off of $1.4 million of unamortized bond premium related to the existing notes, the loss on extinguishment recognized for the repurchase of $8.2 million of existing notes of $0.4 million and $7.9 million of a tender premium to redeem the existing notes.  The tender premium assumes that 85% of $166.2 million of aggregate principal amount of existing notes currently outstanding are repurchased at a tender price of 104.785% and the remainder are repurchased at a price of 104.385%.  Total charges to stockholders’ equity of $9.5 million are less related taxes at an estimated 40% tax rate.

Risk Factors

We operate in competitive markets

Our success depends upon our ability to maintain our share of the musical instrument market by providing the best instruments at prices equal to or below our competitors providing instruments of comparable quality.  Increased competition could lead to price reductions, fewer large sales to institutions, reduced operating margins and loss of market share.  Our piano division currently competes with companies such as Bechstein, Bösendorfer, Fazioli, Kawai and Yamaha, which also produce and market pianos at the higher end of the market.  Because of the potential savings associated with buying a used instrument, as well as the durability of the Steinway piano, a relatively large market exists for used Steinway pianos.  It is difficult to estimate the significance of used piano sales because most are conducted in the private aftermarket.  However, we believe that used Steinway pianos provide the most significant competition in the high-end piano market.  Our band & orchestral division competes with a number of domestic and Asian manufacturers of musical instruments, including Jupiter and Yamaha.  Any of our competitors may concentrate their resources upon efforts to compete in our markets.  In addition, Asian musical instrument manufacturers have made significant strides in recent years to improve their product quality.  They now offer a broad range of quality products at highly competitive prices and represent a significant competitive challenge for us.  Our failure to compete effectively could have a negative impact on our results of operations.

Economic downturns and changes in consumer preferences could adversely affect our business

Our business is subject to a number of general economic factors, many of which are out of our control, that may, among other things, result in a decrease in sales and net income. Sales of musical instruments are dependent in part upon discretionary consumer spending, which may be affected by general economic conditions.  For example, Steinway, which represents more than half of our net sales, sells a relatively small number of Steinway & Sons grand pianos each year (3,101 for the twelve months ended September 30, 2005). Given the small number of pianos we sell, even a slight decrease in sales could adversely affect our profitability. Band & orchestral sales are also dependent upon the continued interest of school-aged children in playing musical instruments.  Any decrease in consumer spending or reduction in school-aged children’s interest in music could result in decreased sales, which could adversely affect our business and operating results.  Furthermore, terrorist activities, war or other armed conflict involving the United States or its interests abroad may result in a downturn in the U.S. and global economies, thus reducing spending on luxury goods, and may exacerbate the risks to our business.

We could be subject to work stoppages or other business interruptions as a result of our unionized work force

A significant portion of our hourly employees are represented by various union locals and covered by collective bargaining agreements.  These agreements contain various expiration dates and must be renegotiated upon expiration.  A collective bargaining agreement covering the employees in one of our band manufacturing facilities in Elkhart, Indiana, expires in April 2006 and another agreement covering employees in the piano manufacturing facility in New York expires in December 2006.  We cannot assure you that we will be able to reach agreements on terms that are acceptable to us, or at all.  If we are unable to negotiate any of our collective bargaining agreements on satisfactory terms prior to expiration, we could experience significant disruptions in our operations.  Our most recent work stoppages occurred at two of our band & orchestral manufacturing plants in January and March of 2003 and lasted for approximately 13 weeks and 9 weeks, respectively.  Any future prolonged work stoppage or delay in renegotiating collective bargaining agreements could have a material adverse effect on our operations.

Any significant disruption in our supply from key suppliers could delay production and adversely affect our sales

Our Boston and Essex piano lines, our Selmer Paris instruments as well as many of our student level band & orchestral instruments are sourced from single foreign manufacturers. We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which may be available only from limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material that meets specifications, quality standards and delivery schedules. Our suppliers’ failure to provide expected raw materials or component parts could adversely affect production schedules and profitability.

Although we have had adequate supplies of raw materials and component parts in the past, there is no assurance that we may not experience serious interruptions in the future. Our continued supply of materials is subject to a number of risks including: 1) the destruction of our suppliers’ facilities or their distribution infrastructure; 2) work stoppages or strikes by our suppliers’ employees; 3) the failure of our suppliers to provide materials of the requisite quality; 4) the failure of essential equipment at our suppliers’ plants; 5) the failure or shortage of supply of raw materials to our suppliers; and 6) contractual amendments and disputes with our suppliers.

We cannot assure you that our suppliers will continue to provide products to us at attractive prices or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Furthermore, we cannot assure you that substitute raw materials or component parts will meet the strict specifications and quality standards we impose. If we are not able to obtain key materials, supplies, components or sourced instruments on a timely basis and at an affordable costs, or we experience significant delays or interruptions of their supply, it could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to successfully integrate acquisitions of related companies into our business

We have historically acquired other businesses whose operations or product lines complement our existing business, including Leblanc in August 2004.  We continually explore new opportunities to enter into business combinations with other companies in order to maintain and grow our revenues and market presence.  These potential transactions with other companies create risks such as difficulty in assimilating the personnel, customers, technology, products and operations with our personnel, customers, technology, products and operations; disruption of our ongoing business, including loss of management focus on existing businesses; and impairment of relationships with existing executives, employees, customers and business partners.  In addition, we may not be able to identify suitable candidates for these transactions or obtain financing or otherwise make these transactions on acceptable terms. Furthermore, the benefits that we anticipate from these potential transactions may not develop as expected and we cannot be sure that we will recover our investment in any such strategic transaction.

Shifts in our product mix may result in declines in our gross margins and profit levels

Our gross margins vary among our product groups and have fluctuated from quarter to quarter as a result of shifts in product mix (that is, how much of each product type we sell in any particular quarter). The introduction of new band products, decreases in average selling prices and shifts in the proportion of student level instruments to professional level instruments may cause variances in our gross margins. We also experience variances in our gross margins as a result of shifts in the proportion of our piano retail sales to wholesale sales, as well as changes in amounts of piano sales to territories where we realize more favorable pricing.  For example, our product sales in the former Eastern Bloc countries generally produce higher margins because most sales are at retail prices. We expect such fluctuation in gross profit to continue in the future.

Failure of our new products to gain market acceptance may adversely affect our operating results

New products may not achieve significant market acceptance or generate sufficient sales to permit us to recover development, manufacturing and marketing costs associated with these products. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management, financial and operational resources. Furthermore, failure of our new products to achieve market acceptance could prevent us from maintaining our existing customer base, gaining new customers or expanding our markets and could have a material adverse effect on our business, financial condition and results of operations. Additionally, price competition among our various brand names may adversely affect our sales, revenues and profitability.  For example, our mid-priced Essex line pianos may be priced lower than our Boston line pianos, therefore potentially diminishing sales of our Boston line pianos.

Because we have a limited number of facilities, any loss of use of any of our facilities could adversely affect our operations

Our operations with respect to specific products are concentrated in a limited number of manufacturing facilities.  Because we are heavily dependent on each of these facilities, our operations would be adversely affected if we experience a disruption in business at any particular facility for a prolonged period of time because we would not have adequate substitute facilities available to us.

Our operations may subject us to liabilities for environmental matters, the costs of which could be material

Our manufacturing operations involve the use, handling, storage, treatment and disposal of materials and waste products that may be toxic or hazardous.  Consequently, we are subject to numerous federal, state and local environmental laws and regulations, specifically those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties contaminated by hazardous substances.  Many environmental laws impose strict, retroactive, joint and several liability broadly upon owners and operators of properties, including with respect to environmental matters that occurred prior to the time the party became an owner or operator.  In addition, we may have liability with respect to third-party sites to which we sent wastes for disposal in the past.  Our potential liability at any of these sites is affected by many factors including, but not limited to, the method of remediation, our portion of the hazardous substances at the site relative to that of other responsible parties, the number of responsible parties, the financial capabilities of other parties, and contractual rights and obligations.

We have obligations and liability with respect to the remediation of current and former properties and third party waste disposal sites.  The liabilities and obligations in some cases are covered by indemnification agreements and we have accrued liabilities for sites where the liability is probable and can be estimated.  We cannot guarantee that the indemnitors will continue to fund the cleanup liability or that the actual costs of cleanup will not exceed our present accruals.  Furthermore, we may be required to fund additional remedial programs in connection with other additional current, former, or future facilities.

Future events, such as the discovery of additional contamination or other information concerning past releases of hazardous substances at our manufacturing sites (or at sites to which we sent wastes for disposal), changes in existing environmental laws or their interpretation, and more rigorous efforts by regulatory authorities, may require additional expenditures by us to modify operations, install pollution control equipment, clean contaminated sites or curtail our operations.  These expenditures could have a material negative impact on our operations.

We may not be able to protect our proprietary information

We rely in part on patent, trade secret, unfair competition, trade dress and trademark laws to protect our rights to aspects of our business and products, including product designs, proprietary manufacturing processes and technologies.  The laws of many foreign countries do not protect proprietary rights to the same extent as laws in the United States.  In addition, although we may have rights to a particular trademark in a given country, we may not have similar rights to that trademark in other countries.

Changes in our effective tax rates could affect future results

As an international company, we are subject to taxation in the United States and various other foreign jurisdictions in which we do business.  Some of these foreign jurisdictions have higher statutory rates than those in the United States.  Accordingly, our effective tax rates will vary depending on the relative proportion of foreign to U.S. income and absorption of foreign tax credits, changes in the valuation of our deferred tax assets and liabilities, and changes in the tax laws.  As a result of the Refinancing, we expect to incur losses on debt extinguishment which may have a significant impact on our ability to absorb tax credits. In addition, we are subject to examination of our income tax returns by the U.S. Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our income tax reserves and expense. Should actual events or results differ from our current expectations, charges or credits to our income tax reserves and income tax expense may become necessary. Any such adjustments could have a significant impact on our results of operations.

Our foreign operations are exposed to risks associated with foreign regulations, exchange rate fluctuations, trade restrictions and political, economic and social instability

We manufacture, market and distribute our products worldwide.  As a result, we are subject to the risks normally associated with foreign operations.  For example, foreign regulations may limit our ability to produce and sell some of our products or repatriate profits to the United States.  In addition, a foreign government may impose trade or foreign exchange restrictions or increased tariffs, which could adversely affect our operations.  Our operations may also be negatively impacted by political, economic and social instability in foreign countries in which we operate.  We are also exposed to risks associated with foreign currency fluctuations.  A strengthening of the U.S. dollar, the Japanese yen, British pounds, the Chinese yuan or the euro relative to each other or other foreign currencies could have a negative impact on us.  Although we engage in some transactions to protect against risks associated with foreign currency fluctuations, we cannot be sure that these fluctuations will not have an adverse effect on us.  Sales outside the United States account for approximately 33% of our net sales.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our filings with the SEC.

The requirements of complying with the Sarbanes-Oxley Act may strain our resources and distract management

As a public company we are subject to the reporting requirements of the Sarbanes-Oxley Act.  Sarbanes-Oxley requires that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting.  Although we devote significant time and resources to ensure ongoing compliance with the reporting requirements of Sarbanes-Oxley, there can be no assurance that we will continue to meet these requirements in the future or that reportable conditions or material weakness in our internal controls and procedures may not arise despite our best efforts prevent them.  While we have taken and continue to take all steps necessary to comply with Sarbanes-Oxley, including internal controls, our failure to meet the requirements of Sarbanes-Oxley could negatively impact our business, financial condition and results of operations.  In addition, efforts to comply with these obligations may divert management’s attention from other business concerns.

Messrs. Kirkland and Messina exercise significant control over us, which could adversely affect you

Mr. Kyle R. Kirkland, Chairman of the Board, and Mr. Dana D. Messina, Chief Executive Officer, hold in the aggregate 100% of our Class A common stock, representing approximately 86% of the voting power of our company’s capital stock.  So long as Messrs. Kirkland and Messina continue to hold a majority of the voting power, they will be able, acting together, to exercise a controlling influence over our company, including with respect to the composition of our board of directors and, through it, the direction and policies of our company.  We cannot assure that Messrs. Kirkland and Messina will not pursue other business interests that will conflict with yours.

Non-GAAP Financial Data

Regulation G, “Conditions for Use of Non-GAAP (generally accepted accounting principles) Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information.  We provide “Adjusted EBITDA,” which is a non-GAAP financial measure, which we calculate as earnings before net interest expense, income taxes, depreciation and amortization, excluding non-recurring, infrequent or unusual charges.  We believe that “Adjusted EBITDA” provides important supplemental information to investors.

In our calculation of Adjusted EBITDA, we eliminate the impact of items we do not consider indicative of our ongoing operations.  For the reasons indicated herein, you are encouraged to evaluate each adjustment and whether you consider it appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the items that we have excluded in the presentation of Adjusted EBITDA as non-recurring, infrequent or unusual. Our presentation of Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by non-recurring, infrequent or unusual items.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•                  it does not reflect our cash used for capital expenditures or contractual commitments;

•                  it does not reflect changes in, or cash requirements for, our working capital requirements;

•                  it does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•                  Adjusted EBITDA does not reflect the impact of, or charges resulting from, matters we consider not to be indicative of our ongoing operations because we feel they are non-recurring, infrequent or unusual; and

•                  other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

We believe that, in addition to cash flow from operations and net income, Adjusted EBITDA is a useful financial measure for assessing operating performance and liquidity, as it provides investors with an additional basis to evaluate our performance and our ability to incur and service debt and to fund capital expenditures. Our management also uses Adjusted EBITDA as a measure of performance for our operating segments. However, Adjusted EBITDA is not a recognized measurement under GAAP, and Adjusted EBITDA should not be construed as an alternative to net income, as determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating, investing and financing activities, all as determined in accordance with GAAP, as a measure of liquidity or our ability to meet cash needs and service debt. For information about our financial results as reported in accordance with GAAP, see the Company’s filings with the Securities and Exchange Commission.